ALYA VENTURES LTD.
("Alya")

THE FOLLOWING IS AN EXTRACT OF DIRECTORS' RESOLUTIONS OF ALYA CONSENTED TO IN WRITING ON FEBRUARY 24, 2012 AND EFFECTIVE AS OF FEBRUARY 24, 2012.

RESOLVED THAT:

1.

There be created and attached to the Series 1 Preferred Shares the special rights and restrictions set out in Schedule "A" hereto.

2.

The Articles of Alya be altered by adding as Part 26.3 the special rights and restrictions set out in Schedule "A" hereto.

3.

A Notice of Alteration to Notice of Articles to reflect the creation of new Series 1 Preferred Shares be filed.

4.

The above alteration to the Articles of Alya will not be effective until the Notice of Articles of Alya is altered to reflect the alteration to the Articles.

5.

Alya appoints Stikeman Elliott LLP to act as its agent for filing the Notice of Alteration to a Notice of Articles as set out above.

SCHEDULE "A"

"26.3 Special Rights and Restrictions Attaching to Series 1 Preferred Shares

(a)

The Series 1 Preferred Shares, as a class, shall confer on the holders thereof and shall be subject to the following special rights and restrictions:

(1)

Voting. The holders of the Series 1 Preferred Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Company and shall have one vote for each Series 1 Preferred Share held at all meetings of the shareholders of the Company, except meetings at which only holders of another specified class or series of shares of the Company are entitled to vote separately as a class or series.

(ii)

No Dividends. No dividend shall be declared or paid at any time on the Series 1 Preferred Shares.

(iii)

Non-Participating. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Series 1 Preferred Shares are not entitled to receive any return on capital or proceeds from the liquidation, dissolution or winding-up of the Company.

(iv)

Redemption. The Company may, at its option, redeem all or from time to time any part of the outstanding Series 1 Preferred Shares on payment to the holders thereof, for each share to be redeemed, of the redemption price per share. Before redeeming any Series 1 Preferred Shares the Company shall obtain a waiver of notice or mail to each person who, at the date of such mailing, is a registered holder of shares to be redeemed, notice of the intention of the Company to redeem such shares held by such registered holder; where notice is required, such notice shall be mailed by ordinary prepaid post addressed to the last address of such holder as it appears on the records of the Company or, in the event of the address of any such holder not appearing on the records of the Company, then to the last known address of such holder, at least ten (10) days before the date specified for redemption; such notice shall set out the date on which redemption is to take place and, if part only of the shares held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed; on or after the date so specified for redemption the Company shall pay or cause to be paid to or to the order of the registered holder of the Series 1 Preferred Shares to be redeemed the redemption price on presentation and surrender of the certificates for the shares so called for redemption at such place or places as may be specified in such notice, and the certificates for such shares shall thereupon be cancelled and the shares represented thereby shall thereupon be redeemed. In case a part only of the outstanding Series 1 Preferred Shares is at any time to be redeemed, the shares to be redeemed shall be selected, at the option of the directors, either by lot or in such manner as nearly as may be pro rata (disregarding fractions) according to the number of Series 1 Preferred Shares held by each holder. In case a part only of the Series 1 Preferred Shares represented by any certificate shall be redeemed, a new certificate for the balance shall be issued at the expense of the Company. From and after the date specified for redemption in such notice, the holders of the Series 1 Preferred Shares called for redemption shall be entitled to interest at the rate of 6% per annum calculated on a monthly basis, until payment is made. On or before the date specified for redemption the Company shall have the right to deposit the redemption price of the Series 1 Preferred Shares called for redemption, in a special account with any chartered bank or trust company in Canada named in the notice of redemption, such redemption price to be paid to or to the order of the respective holders of such shares called for redemption upon presentation and surrender of the certificates representing the same and, upon such deposit being made, the shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the several holders thereof, after such deposit, shall be limited to receiving, out of the monies so deposited, without interest, the redemption price, applicable to their respective shares against presentation and surrender of the certificates representing such shares.

(v)

Redemption Price. The price at which the Company may redeem the whole or any part of the Series 1 Preferred Shares outstanding shall be the sum of 1/100th of $0.01 for each Series 1 Preferred Share.

(vi)

Cancellation of Series 1 Preferred Shares. Series 1 Preferred Shares redeemed by the Company shall be cancelled and may not be reissued."